Exhibit 4.8

CONFORMED COPY

PROGRAMME AGREEMENT
DATEd 11 April 2019
AUTOLIV, INC. as Issuer and AUTOLIV ASP, INC. as Guarantor EUR 3,000,000,000 EURO MEDIUM TERM NOTE PROGRAMME

Allen & Overy LLP

Contents

ClausePage

1.	Definitions and Interpretation1
2.	Agreements to Issue and Purchase Notes6
3.	Conditions of Issue; Updating of Legal Opinions6
4.	Representations, Warranties and Undertakings9
5.	Undertakings of the Issuer and the Guarantor13
6.	Indemnity18
7.	Authority to Distribute Documents and Provide Information19
8.	Dealers' Undertakings19
9.	Fees, Expenses and Stamp Duties19
10.	Termination of Appointment of Dealers20
11.	Appointment of New Dealers21
12.	Increase in the Aggregate Nominal Amount of the Programme21
13.	Status of the Arranger and Dealers22
14.	No Fiduciary Duties22
15.	Communications22
16.	Benefit of Agreement23
17.	Currency Indemnity23
18.	Calculation Agent23
19.	Stabilisation24
20.	Recognition of the U.S. Special Resolution Regimes24
21.	Contracts (Rights of Third Parties) Act 199924
22.	Governing Law and Submission to Jurisdiction25
23.	General25

Appendix

1.	Initial Documentation List27
2.	Selling Restrictions 30
3.	Forms of Dealer Accession Letters and Confirmation Letters33
Part 1	Form of Dealer Accession Letter – Programme33
Part 2	Form of Confirmation Letter – Programme35
Part 3	Form of Dealer Accession Letter – Note Issue36
Part 4	Form of Confirmation Letter – Note Issue38
4.	Letter Regarding Increase in the Nominal Amount of the Programme39
5.	Form of Subscription Agreement40

Signatories48

2

THIS PROGRAMME AGREEMENT is dated 11 April 2019

BETWEEN:

(1)	AUTOLIV, INC., a company incorporated under the laws of the State of Delaware, U.S.A. with offices at World Trade Center, Klarabergsviadukten 70, Sec C, 107 24 Stockholm, Sweden (the Issuer);
(1)	AUTOLIV ASP, INC., a company incorporated under the laws of the State of Indiana, U.S.A. with offices at 3350 Airport Road, Ogden, Utah (the Guarantor); and
(2)

BANK OF CHINA LIMITED LONDON BRANCH, CITIGROUP GLOBAL MARKETS LIMITED, DNB BANK ASA, HSBC BANK PLC, ING BANK N.V., J.P. MORGAN SECURITIES PLC, MIZUHO INTERNATIONAL PLC, MORGAN STANLEY & CO. INTERNATIONAL PLC, MUFG SECURITIES (EUROPE) N.V., NORDEA BANK ABP,  SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) and SOCIÉTÉ GÉNÉRALE (the Initial Dealers).

IT IS AGREED:

1.	Definitions and Interpretation
1.1	In this Agreement:

affiliate (unless otherwise stated) has the meaning given to it by Rule 405 under the Securities Act;

Agency Agreement means the agreement dated 11 April 2019 between the Issuer, the Guarantor, the Fiscal Agent, the Registrar and the other Paying Agents and Transfer Agents referred to in it under which, amongst other things, the Fiscal Agent is appointed as issuing agent, fiscal agent and agent bank for the purposes of the Programme;

Agreement Date means, in respect of any Note, the date on which agreement is reached for the issue of such Note as contemplated in clause 2 which, in the case of Notes in relation to which a Subscription Agreement is entered into, shall be the date on which the Subscription Agreement is signed by or on behalf of all the parties to it except that for the purposes of the proviso to subclause 5.2(b) only, Agreement Date means the date on which the issue of Notes is first priced;

Agreements means each of this Programme Agreement, the Agency Agreement, the Deed of Covenant and the Guarantee;

Arranger means Morgan Stanley & Co. International plc and any other entity appointed as an arranger for the Programme or in respect of any particular issue of Notes under the Programme and references in this Agreement to the Arranger shall be references to the relevant Arranger;

Base Listing Particulars means the base listing particulars prepared in connection with the Programme and constituting listing particulars for the purposes of the Listing Rules as revised, supplemented or amended from time to time by the Issuer and the Guarantor in accordance with subclause 5.2 including any documents which are from time to time incorporated in the Base Listing Particulars by reference provided that:

(a)	in relation to each Tranche of Notes the applicable Pricing Supplement shall be deemed to be included in the Base Listing Particulars; and

1

(b)

for the purpose of subclause 4.2 in respect of the Agreement Date and the Issue Date, the Base Listing Particulars means the Base Listing Particulars as at the Agreement Date, but without prejudice to (a) above, not including any subsequent revision, supplement or amendment to it or incorporation of information in it;

Confirmation Letter means:

(a)	in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Confirmation Letter substantially in the form set out in Part 2 of Appendix 3; and
(b)

in respect of the appointment of a third party as a Dealer for one or more particular issues of Notes under the Programme, the Confirmation Letter substantially in the form set out in Part 4 of Appendix 3;

Covered Affiliate has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

Covered Entity means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b);

Dealer means each of the Initial Dealers (including Morgan Stanley & Co. International plc in its capacity as Arranger) and any New Dealer and excludes any entity whose appointment has been terminated pursuant to clause 10, and references in this Agreement to the relevant Dealer shall, in relation to any Note, be references to the Dealer or Dealers with whom the Issuer has agreed the issue and purchase of such Note;

Dealer Accession Letter means:

(a)	in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Dealer Accession Letter substantially in the form set out in Part 1 of Appendix 3; and
(b)

in respect of the appointment of a third party as a Dealer for one or more particular issues of Notes under the Programme, the Dealer Accession Letter substantially in the form set out in Part 3 of Appendix 3;

Deed of Covenant means the deed of covenant dated 11 April 2019, substantially in the form set out in Schedule 3 to the Agency Agreement, executed as a deed by the Issuer in favour of certain accountholders with Euroclear, Clearstream, Luxembourg and any other agreed clearing system;

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable;

Euronext Dublin means the Irish Stock Exchange plc trading as Euronext Dublin;

Exchange Act means the United States Securities Exchange Act of 1934;

2

Fiscal Agent means HSBC Bank plc as Fiscal Agent under the Agency Agreement and any successor fiscal agent appointed in accordance with the Agency Agreement;

FSMA means the Financial Services and Markets Act 2000;

Group means the Issuer and its subsidiaries (including the Guarantor), taken as a whole;

Guarantee means the Deed of Guarantee dated 11 April 2019, substantially in the form set out in Schedule 9 to the Agency Agreement, executed as a deed by the Guarantor;

Initial Documentation List means the lists of documents set out in Appendix 1;

Investment Company Act means the United States Investment Company Act of 1940;

Issuer-ICSDs Agreement means the agreement dated 11 April 2019 between the Issuer, Euroclear and Clearstream, Luxembourg;

Lead Manager means, in relation to any Tranche of Notes (i) the person named as the Lead Manager, or (ii) the persons named as Joint Lead Managers (each a Lead Manager), in each case in the applicable Subscription Agreement;

Listing Rules means:

(a)	in the case of Notes which are, or are to be, listed on the Market, the Listing and Admission to Trading Rules of the Market; and
(b)	in the case of Notes which are, or are to be, listed on a Stock Exchange other than the Market, the listing rules and regulations for the time being in force for such Stock Exchange;

Manager means, in relation to any Tranche of Notes, a person named as a Manager in the applicable Subscription Agreement;

Market means the Global Exchange Market of Euronext Dublin;

New Dealer means any entity appointed as an additional Dealer in accordance with clause 11;

Note means a Note issued or to be issued by the Issuer under the Programme, which Note may be represented by a Global Note or be in definitive form;

Official List means the official list of Euronext Dublin;

Pricing Supplement means the pricing supplement issued in relation to each Tranche of Notes (substantially in the form of Annex 3 to the Procedures Memorandum) and giving details of that Tranche and, in relation to any particular Tranche of Notes, applicable Pricing Supplement means the Pricing Supplement applicable to that Tranche;

Procedures Memorandum means the Operating and Administrative Procedures Memorandum dated 11 April 2019 as amended or varied from time to time including, in respect of any Tranche, by agreement between the Issuer, the Guarantor and the relevant Dealer or, as the case may be, the Lead Manager with the approval of the Fiscal Agent and, if applicable, the Registrar;

Programme means the Euro Medium Term Note Programme established on 11 April 2019;

Prospectus Directive means Directive 2003/71/EC (as amended or superseded) and includes any relevant implementing measure in a relevant Member State of the European Economic Area;

3

Registrar means HSBC Bank plc as Registrar under the Agency Agreement, which expression shall include any successor or additional registrar appointed in accordance with the Agency Agreement;

Regulation S means Regulation S under the Securities Act;

Relevant Party means each Dealer, each of their respective affiliates and each person who controls them (within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act) and each of their respective directors, officers, employees and agents;

Sanctions means trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures imposed, administered or enforced from time to time by any Sanctions Authority;

Sanctions Authority means:

(a)	the United Nations;
(b)	the European Union;
(c)	any member state of the European Union;
(d)	the government of the United States of America;
(e)	the government of the United Kingdom,

and any of their governmental authorities, including, without limitation, the Office of Foreign Assets Control for the U.S. Department of Treasury (OFAC), the U.S. Department of Commerce, the U.S. State Department or the U.S. Department of the Treasury and Her Majesty’s Treasury (HMT);

Sanctions List means:

(a)	the Specifically Designated Nationals and Blocked Persons list maintained and published by OFAC;
(b)	the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained and published by HMT;

and any similar list maintained and published, or a public announcement of a Sanctions designation made, by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time;

S&P means S&P Global Ratings Europe Limited;

Securities Act means the United States Securities Act of 1933;

Stock Exchange means Euronext Dublin or any other stock exchange on which any Notes may from time to time be listed, and references in this Agreement to the relevant Stock Exchange shall, in relation to any Notes, be references to the stock exchange or stock exchanges on which the Notes are from time to time, or are intended to be, listed;

Subscription Agreement means an agreement supplemental to this Agreement (by whatever name called) in or substantially in the form set out in Appendix 5 or in such other form as may be agreed between the Issuer, the Guarantor and the Lead Manager(s) or one or more Dealers (as the case may be); and

4

U.S. Special Resolution Regime means each of (i) the U.S. Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

1.2	(a)In this Agreement, unless the contrary intention appears, a reference to:
(i)	an amendment includes a supplement, restatement or novation and amended is to be construed accordingly;
(ii)	a person includes any individual, company, unincorporated association, government, state agency, international organisation or other entity and, in all cases, includes its successors and assigns;
(iii)	a provision of a law is a reference to that provision as extended, amended or re‑enacted;
(iv)	a clause or appendix is a reference to a clause of or an appendix to this Agreement;
(v)	a document is a reference to that document as amended from time to time; and
(vi)	a time of day is a reference to London time;
(b)	the headings in this Agreement do not affect its interpretation;
(c)

terms defined in the Agency Agreement, the Conditions and/or the applicable Pricing Supplement and not otherwise defined in this Agreement shall have the same meanings in this Agreement, except where the context otherwise requires;

(d)

all references in this Agreement to Euroclear and/or Clearstream, Luxembourg shall, wherever the context so permits, be deemed to include a reference to any additional or alternative clearing system approved by the Issuer, the Fiscal Agent and, as applicable, the Registrar;

(e)

as used herein, in relation to any Notes which are to have a "listing" or to be "listed" on Euronext Dublin, or any other Stock Exchange in a jurisdiction where admission to listing is approved and announced by a regulatory authority other than that Stock Exchange itself listing and listed shall be construed to mean that such Notes have been admitted to the Official List and admitted to trading on the Market or the relevant list of such other regulatory authority to trading on such Stock Exchange’s market for listed securities, respectively. The Market is not a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2014/65/EU) (MiFID II);

(f)

references in this Agreement to "consolidated" in relation to each of the Issuer and the Guarantor shall (i) if it prepares both consolidated accounts and non-consolidated accounts in accordance with generally accepted accounting principles in the United States, be construed as references to "consolidated and non-consolidated" and (ii) for so long as it does not prepare and publish consolidated accounts in accordance with generally accepted accounting principles in the United States, be construed as references to "non-consolidated"; and

(g)	references in this Agreement to a Directive include any relevant implementing measure of each Member State of the European Economic Area which has implemented such Directive.

5

2.	Agreements to Issue and Purchase Notes
2.1	Subject to the terms and conditions of this Agreement, the Issuer may from time to time agree with any Dealer to issue, and any Dealer may agree to purchase, Notes.
2.2	Unless otherwise agreed between the parties, on each occasion on which the Issuer and any Dealer agree on the terms of the issue by the Issuer and purchase by the Dealer of one or more Notes:
(a)

the Issuer shall cause the Notes which shall be initially represented by a Global Note, as indicated in the applicable Pricing Supplement, be issued and delivered on the agreed Issue Date in the case of a Global Note to a common depositary or, if Notes are held under the NSS, common safekeeper, in each case for Euroclear and Clearstream, Luxembourg, as specified in the applicable Pricing Supplement;

(b)

the securities account of the relevant Lead Manager (in the case of Notes issued on a syndicated basis) or the Fiscal Agent (in the case of Notes issued on a non‑syndicated basis) with Euroclear and/or Clearstream, Luxembourg (as specified by the relevant Lead Manager or the Fiscal Agent, as the case may be) will be credited with the Notes on the agreed Issue Date, as described in the Procedures Memorandum; and

(c)

the relevant Dealer or, as the case may be, the relevant Lead Manager shall, subject to the Notes being so credited, cause the net purchase moneys for the Notes to be paid in the relevant currency by transfer of funds to or to the order of the Issuer so that the payment is credited for value on the relevant Issue Date, as described in the Procedures Memorandum.

2.3

Unless otherwise agreed between the Issuer and the relevant Dealer, where more than one Dealer has agreed with the Issuer to purchase a particular Tranche of Notes under this clause, the obligations of those Dealers shall be joint and several.

2.4

Where the Issuer agrees with two or more Dealers to issue, and those Dealers agree to purchase, Notes on a syndicated basis, the Issuer and the Guarantor shall enter into a Subscription Agreement with those Dealers.  The Issuer and the Guarantor may also enter into a Subscription Agreement with one Dealer only.  For the avoidance of doubt, the Agreement Date in respect of any such issue shall be the date on which the Subscription Agreement is signed by or on behalf of all the parties to it.

2.5

The procedures which the parties intend should apply for the purposes of issues to be subscribed on a non-syndicated basis are set out in Annex 1, Part 1 of the Procedures Memorandum.  The procedures which the parties intend should apply for the purposes of issues to be subscribed on a syndicated basis are set out in Annex 1, Part 2 of the Procedures Memorandum.  These procedures may be varied in respect of any issue by agreement between the parties to that issue.

2.6

Each of the Issuer and the Guarantor acknowledges that any issue of Notes in respect of which particular laws, guidelines, regulations, restrictions or reporting requirements apply may only be issued in circumstances which comply with those laws, guidelines, regulations, restrictions or reporting requirements from time to time.

3.	Conditions of Issue; Updating of Legal Opinions
3.1	First issue

Before the Issuer reaches its first agreement with any Dealer for the issue and purchase of Notes under this Agreement, each Dealer shall have received, and found satisfactory all of the documents and confirmations described in Part 1 of the Initial Documentation List.  Any Dealer must notify the Arranger and the Issuer within seven London business days of receipt of the documents and

6

confirmations described in Part 1 of the Initial Documentation List if it considers any document or confirmation to be unsatisfactory and, in the absence of notification, each Dealer shall be deemed to consider the documents and confirmations to be satisfactory.

3.2	Each issue

The obligations of a Dealer under any agreement for the issue and purchase of Notes made under clause 2 are conditional on:

(a)

there having been, as at the proposed Issue Date, no material adverse change, event or development involving a prospective material adverse change from that set forth in the Base Listing Particulars as at the relevant Agreement Date in the condition (financial or otherwise) business, properties, shareholders’ equity or results of operations of any of the Issuer, the Guarantor or the Group nor the occurrence of any event making untrue or incorrect any of the representations and warranties contained in clause 4;

(b)

there being no outstanding breach of any of the obligations of either the Issuer or the Guarantor under this Agreement, the Agency Agreement, the Deed of Covenant, the Guarantee or any Notes which has not been expressly waived by the relevant Dealer on or prior to the proposed Issue Date;

(c)

subject to clause 12, the aggregate nominal amount (or, in the case of Notes denominated in a currency other than euro, the euro equivalent (determined as provided in subclause 3.5) of the aggregate nominal amount) of the Notes to be issued, when added to the aggregate nominal amount (or, in the case of Notes denominated in a currency other than euro, the euro equivalent (as so determined) of the aggregate nominal amount) of all Notes outstanding (as defined in the Agency Agreement) on the proposed Issue Date (excluding for this purpose Notes due to be redeemed on the Issue Date) not exceeding EUR 3,000,000,000;

(d)	in the case of Notes which are intended to be listed, the relevant authority or authorities having agreed to list the Notes, subject only to the issue of the relevant Notes;
(e)

no meeting of the holders of Notes (or any of them) having been duly convened but not yet held or, if held but adjourned, the adjourned meeting having not been held and neither the Issuer nor the Guarantor being aware of any circumstances which are likely to lead to the convening of such a meeting;

(f)

there having been, between the Agreement Date and the Issue Date for the Notes, in the opinion of the relevant Dealer, no such change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the opinion of the relevant Dealer, be likely to either (i) prejudice materially the sale by the Dealer of the Notes proposed to be issued or, where relevant, the dealing in such Notes in the secondary market or (ii) materially change the circumstances prevailing at the Agreement Date;

(g)

there being in full force and effect all governmental or regulatory resolutions, approvals or consents required for the Issuer to issue the Notes and the Guarantor to guarantee the Notes on the proposed Issue Date and for the Issuer and the Guarantor to fulfil their obligations under the Notes and the Guarantee, respectively, and the Issuer and the Guarantor each having delivered to the relevant Dealer certified copies of those resolutions, approvals or consents and, where applicable, certified English translations of them;

(h)	there having been, between the Agreement Date and the Issue Date, no downgrading in the rating of the Issuer or the Guarantor and/or any of the Issuer's or the Guarantor's debt and/or

7

Programme by any rating agency or the placing on "Creditwatch" with negative implications or similar publication of formal review by any rating agency;
(i)

the forms of the Pricing Supplement, the applicable Global Notes and the Notes in definitive form (each as applicable) in relation to the relevant Tranche and the relevant settlement procedures having been agreed by the Issuer, the relevant Dealer and the Fiscal Agent and, if applicable, the Registrar;

(j)	the relevant currency being accepted for settlement by Euroclear and Clearstream, Luxembourg;
(k)	the delivery to the common depositary or, as the case may be, the common safekeeper, of the Global Note as provided in the Agency Agreement;
(l)	any calculations or determinations which are required by the relevant Conditions to have been made prior to the Issue Date having been duly made;
(m)

in the case of Notes which are intended to be offered to the public in a European Economic Area Member State, no such Notes being offered in circumstances which require the publication of a prospectus under the Prospectus Directive.

In the event that any of the above conditions is not satisfied, the relevant Dealer shall be entitled (but not bound) by notice to the Issuer to be released and discharged from its obligations under the agreement reached under clause 2.

3.3	Waiver

Subject to the discretion of the Lead Manager as provided in a Subscription Agreement, any Dealer, on behalf of itself only, may by notice in writing to the Issuer and the Guarantor waive any of the conditions precedent contained in subclause 3.2 (save for the conditions precedent contained in subclauses 3.2(c) and (m)) in so far as they relate to an issue of Notes to that Dealer.

3.4	Updating of legal opinions

On each occasion when the Base Listing Particulars are updated or amended pursuant to subclause 5.2(a), the Issuer will procure that further legal opinions, in such form and with such content as the Dealers may reasonably require, are delivered, at the expense of the Issuer failing which the Guarantor, to the Dealers from legal advisers (approved by the Dealers) in the United States and England.

In addition, on such other occasions as a Dealer so requests (on the basis of reasonable grounds which shall include, without limitation, the publication of a supplement to the Base Listing Particulars in accordance with the Prospectus Directive), the Issuer will procure that a further legal opinion or further legal opinions, as the case may be, in such form and with such content as the Dealers may reasonably require, is or are delivered, at the expense of the Issuer (failing which the Guarantor) to the Dealers from legal advisers (approved by the Dealers) in such jurisdictions (including the United States and/or England) as the Dealers may reasonably require.  If at or prior to the time of any agreement to issue and purchase Notes under clause 2 such a request is made with respect to the Notes to be issued, the receipt of the relevant opinion or opinions by the relevant Dealer in a form satisfactory to the relevant Dealer shall be a further condition precedent to the issue of those Notes to that Dealer.

8

3.5	Determination of amounts outstanding

For the purposes of subclause 3.2(c):

(a)

the euro equivalent of Notes denominated in another Specified Currency shall be determined, at the discretion of the Issuer, either as of the Agreement Date for those Notes or on the preceding day on which commercial banks and foreign exchange markets are open for general business in London, in each case on the basis of the spot rate for the sale of the euro against the purchase of that Specified Currency in the London foreign exchange market quoted by any leading international bank selected by the Issuer on the relevant day of calculation;

(b)

the euro equivalent of Dual Currency Notes, Index Linked Notes and Partly Paid Notes shall be calculated in the manner specified above by reference to the original nominal amount on issue of those Notes (in the case of Partly Paid Notes regardless of the amount of the subscription price paid); and

(c)

the euro equivalent of Zero Coupon Notes and other Notes issued at a discount or a premium shall be calculated in the manner set out above by reference to the net proceeds received by the Issuer for the relevant issue.

4.	Representations, Warranties and Undertakings
4.1

As at the date of this Agreement, each of the Issuer (as regards all matters and the Notes) and the Guarantor (as regards all matters concerning itself and the Notes), jointly and severally represents, warrants and undertakes to the Dealers and each of them as follows:

(a)	that:
(i)

the most recently published audited consolidated financial statements of the Issuer and the most recently published audited consolidated financial statements of the Guarantor (if any) (the audited accounts); and

(ii)

the most recently published unaudited interim consolidated financial statements of the Issuer and the most recently published unaudited interim consolidated financial statements of the Guarantor (if any);

were, in each case prepared in accordance with the relevant laws of the United States and with accounting principles generally accepted in the United States consistently applied and that they present fairly, in all material respects, the financial position of the Group, as at the dates at which they were prepared and the results of the operations of the Group, in respect of the periods for which they were prepared, in each case save as disclosed in the Base Listing Particulars, and that there has been no material adverse change or development involving a prospective material adverse change in the position (financial or otherwise), business affairs, prospects, or results of operations of the Group since the date of the last audited accounts;

(b)

that (i) the Base Listing Particulars contains all material information with respect to the Issuer, the Guarantor, the Group and the Notes to be issued under this Agreement, (ii) the Base Listing Particulars does not contain an untrue statement of material fact or omit to state a material fact that is necessary in order to make the statements made in the Base Listing Particulars, in the light of the circumstances under which they were made, not misleading and there is no other fact or matter omitted from the Base Listing Particulars which was or is necessary to enable investors to make an informed assessment of the assets and liabilities,

9

financial position, profits and losses and prospects of the Issuer, the Guarantor, the Group and of the rights attaching to the Notes to be issued under this Agreement, (iii) the statements of intention, opinion, belief or expectation contained in the Base Listing Particulars are honestly and reasonably made or held and (iv) all reasonable enquiries have been made to ascertain such facts and to verify the accuracy of all such statements;

(c)	that the Base Listing Particulars contain all the information required by the Listing Rules and applicable laws;
(d)

that (i) the Issuer has been duly incorporated and is validly existing under the State of Delaware law with full power, capacity and authority to own, lease and operate its properties and conduct its business as described in the Base Listing Particulars and the Issuer is lawfully qualified to do business in those jurisdictions in which business is conducted by it and lawfully able to execute and perform its obligations under the Notes and the Agreements and (ii) the Guarantor has been duly incorporated and is validly existing under the State of Indiana law with full power and authority to own, lease and operate its properties and conduct its business as described in the Base Listing Particulars and the Guarantor is lawfully qualified to do business in those jurisdictions in which business is conducted by it and lawfully able to execute and perform its obligations under the Agreements;

(e)

that each of the Issuer and the Guarantor (i) has all licences, permits, authorisations, consents and approvals, certificates, registrations and orders (Licences) and has made all necessary declarations and filings with all government agencies that are necessary to own or lease its properties and conduct its businesses as described in the Base Listing Particulars except as would not have a material adverse effect on the Issuer or the Guarantor and (ii) is conducting its business and operations in compliance with all applicable laws, regulations and guidelines;

(f)

that (i) the issue of Notes and the execution and delivery by the Issuer of the Agreements to which it is a party have been duly authorised by the Issuer and that upon due execution, issue and delivery the same will constitute legal, valid and binding obligations of the Issuer enforceable in accordance with their respective terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally and (ii) the execution and delivery by the Guarantor of the Agreements to which it is a party have been duly authorised by the Guarantor and that upon due execution and delivery the same will constitute legal, valid and binding obligations of the Guarantor enforceable in accordance with their respective terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

(g)

that (i) the execution and delivery by the Issuer of the Agreements to which it is a party and the issue, offering and distribution of Notes and the performance of the terms of any Notes and the Agreements by the Issuer will not infringe any law or regulation of the State of Delaware or, so far as the Issuer is aware, any other law or regulation and are not contrary to the provisions of the constitutional documents of the Issuer and will not result in any breach of the terms of, or constitute a default under, any instrument, agreement or order to which the Issuer is a party or by which it or its property is bound and (ii) the execution and delivery by the Guarantor of the Agreements to which it is a party and the performance of the terms of the Agreements by the Guarantor will not infringe any law or regulation of the State of Indiana or, so far as the Guarantor is aware, any other law or regulation and are not contrary to the provisions of the constitutional documents of the Guarantor and will not result in any breach of the terms of, or constitute a default under, any instrument, agreement or order to which the Guarantor is a party or by which it or its property is bound;

(h)	that save as disclosed in the Base Listing Particulars, none of the Issuer, the Guarantor or the Group is involved in any governmental, legal or arbitration proceedings (including any such

10

proceedings which are pending or threatened of which the Issuer and the Guarantor are aware) which may have, or have had in the previous 12 months, significant effects on the financial position or profitability of the Issuer, the Guarantor and/or the Group or, would adversely affect the ability of the Issuer or the Guarantor to perform its obligations under the Agreements or the Notes;

(i)

that all consents and approvals of any court, government department or other regulatory body required by the Issuer and/or the Guarantor for the execution and delivery of the Agreements and the issue, offering and distribution of any Notes issued under the Programme and the performance of the terms of any Notes and the Agreements have been obtained and are unconditional and in full force and effect;

(j)

that upon issue (i) all Notes will constitute direct, unconditional and unsecured obligations of the Issuer and will rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, subject as described in the Conditions and (ii) the Guarantee in respect of the Notes will constitute a direct, unconditional and unsecured obligation of the Guarantor and will rank pari passu with all other outstanding unsecured and unsubordinated obligations of the Guarantor, present and future, subject as described in the Guarantee;

(k)

that (i), subject as described in the Base Listing Particulars, (A) payments of principal and interest on any Notes will be made by the Issuer without withholding or deducting for any taxes, duties or other charges of whatever nature of the United States or any political subdivision or authority thereof or therein having power to tax and (B) no stamp or other duty or similar tax is assessable or payable in, and no withholding or deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature is required to be made by or within the United States or other subdivision of or authority therein or thereof having power to tax, in each case in connection with the authorisation, execution, issue or delivery of any Notes issued under the Programme or the authorisation, execution or delivery of the Agreements or the performance of the obligations of the Issuer under the Agreements and any Notes and (C) that, subject as described in the Base Listing Particulars, (x) payments by the Guarantor in respect of any Notes will be made without withholding or deducting for any taxes, duties or other charges of whatever nature of the United States or any political subdivision or authority thereof or therein having power to tax and (y) no stamp or other duty or similar tax is assessable or payable in, and no withholding or deduction for or an amount of, any taxes, duties, assessments or governmental charges of whatever nature is required to be made by or within the United States or other subdivision of or authority therein or thereof having power to tax, in each case in connection with the authorisation, execution or delivery of the Agreements or the performance of the obligations of the Guarantor under the Agreements;

(l)

that no Event of Default or event which with the giving of notice or lapse of time or other condition might constitute an Event of Default is subsisting in relation to any outstanding Note and no event has occurred which might constitute (after an issue of Notes) an Event of Default thereunder or which with the giving of notice or lapse of time or other condition might (after an issue of Notes) constitute such an Event of Default;

(m)

that none of the Issuer, the Guarantor, any of their affiliates, nor any persons acting on any of their behalf, (other than the Dealers, as to which the Issuer and the Guarantor make no representations) has engaged or will engage in any directed selling efforts (as defined in Rule 902(c) under the Securities Act) with respect to the Notes and each of the foregoing persons has complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act;

11

(n)

that no action has been taken or is contemplated by the Issuer, the Guarantor or any of their subsidiaries (and the Issuer is not aware of any action having been taken or being contemplated by any other person with respect to the Issuer, the Guarantor or any of their subsidiaries) which may result in the Issuer being obliged, under listing requirements or other obligations to its shareholders generally, to make any information which may be material to a subscriber for the Notes available to the public;

(o)

that (save in each case as would not be material in the context of the issue and offering of any Notes under the Programme), each of the Issuer and its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorisations; (ii) transactions are recorded as necessary to (A) permit preparation of financial statements in conformity with accounting rules and standards generally applicable in its jurisdiction of incorporation and (B) maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorisation; and (iv) each of the Issuer and its consolidated subsidiaries has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of the consolidated financial statements of the Group;

(p)

that none of the Issuer, the Guarantor, nor any of their respective subsidiaries, directors, officers, nor to the knowledge of the Issuer or the Guarantor, any of their respective agents, affiliates or employees, or other person acting on behalf of the Issuer, the Guarantor or any of their respective subsidiaries (i) is listed on, acting for or on behalf of, or owned or controlled by any persons identified on any Sanctions List, (ii) is currently the subject or target of any Sanctions or (iii) is located, organised or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea and Syria (each a Sanctioned Country);

(q)

that the Issuer, the Guarantor and any of their respective subsidiaries, directors, officers, or employees and, to the knowledge of the Issuer and the Guarantor, any of their respective agents, affiliates or employees, has (i) not violated and is not in violation of any applicable anti-bribery or anti-corruption law (including, to the extent applicable, without limitation, the United States Foreign Corrupt Practices Act 1977, the UK Bribery Act 2010 and any law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions) and (ii) not made, offered to make, promised to make or authorised the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage. The Issuer, the Guarantor and their respective subsidiaries have instituted, maintained and enforced, and maintains and enforces, policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representation and warranty contained herein;

(r)

the operations of the Issuer, the Guarantor and their respective subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in the United States and of all jurisdictions in which the Issuer, the Guarantor and their respective subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, Money Laundering Laws) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer, the Guarantor

12

or any of their respective subsidiaries with respect to Money Laundering Laws is pending and, to the best of the Issuer's and the Guarantor's knowledge, no such actions, suits or proceedings are threatened or contemplated;

(s)

to the extent that would be material in the context of the issue and offering of any Notes, all returns, reports or filings required to have been made by or in respect of the Issuer for taxation purposes have been made and to the best of the Issuer's and the Guarantor's knowledge all such returns are up to date, correct and on a proper basis and are not the subject of any material dispute with the relevant revenue or other appropriate authorities and neither the Issuer nor the Guarantor is aware of any present circumstances likely to give rise to any such material dispute.  The Issuer and the Guarantor reasonably believe that the provisions for income tax included in its financial statements have to the extent that would be material in the context of the issue and offering of any Notes, been calculated on a proper basis in respect of all accounting periods ended on or before the accounting reference date to which the financial statements relate for which the Issuer was then or might at any time thereafter become or have become liable.  To date, neither the Issuer nor the Guarantor is aware of any tax deficiency which has arisen or has been asserted against the Issuer that would be considered material in the context of the issue of the Notes ; and

(t)

that neither the Issuer nor the Guarantor is now, nor will it be as a result of the sale of any Notes, an “investment company”, or a company “controlled” by an “investment company” registered or required to be registered under the Investment Company Act (as such terms are used in the Investment Company Act).

4.2

With regard to each issue of Notes, each of the Issuer and the Guarantor (as applicable) shall be deemed to repeat the representations, warranties and undertakings contained in subclause 4.1 as at the Agreement Date for such Notes (any agreement on such Agreement Date being deemed to have been made on the basis of, and in reliance on, those representations, warranties and undertakings) and as at the Issue Date of such Notes;

4.3

Each of the Issuer and the Guarantor (as applicable) shall be deemed to repeat the representations, warranties and undertakings contained in subclause 4.1 on each date on which the Base Listing Particulars is revised, supplemented or amended and on each date on which the aggregate nominal amount of the Programme is increased in accordance with clause 12.

The representations, warranties and undertakings contained in this clause shall continue in full force and effect notwithstanding the actual or constructive knowledge of any Dealer with respect to any of the matters referred to in the representations, warranties and undertakings set out above, any investigation by or on behalf of the Dealers or completion of the subscription and issue of any Notes.

4.4

Each Dealer, the Issuer and the Guarantor (as applicable) agrees and confirms that it has not sought or given, as appropriate, and is not entitled to the benefit of or does not repeat, as appropriate, the representation and warranty given in subclause 4.1(p) and/or make the undertaking contained in subclause 5.12 to the extent that to do so would be impermissible pursuant to (i) any provision of Council Regulation (EC) 2271/1996 (the EU Blocking Regulation) or (ii) any law or regulation implementing the EU Blocking Regulation in any member state of the European Union or any similar blocking or anti-boycott law in the United Kingdom.

5.	Undertakings of the Issuer and the Guarantor
5.1	Notification of material developments
(a)	The Issuer and the Guarantor shall promptly after becoming aware of the occurrence thereof notify each Dealer of:

13

(i)

(A) any Event of Default or any condition, event or act which would after an issue of Notes (or would with the giving of notice and/or the lapse of time) constitute an Event of Default or (B) any breach of its representations, warranties or undertakings contained in the Agreements to which it is a party; and

(ii)	any development affecting either the Issuer or the Guarantor or any of their respective businesses which is material in the context of the Programme or any issue of Notes.
(b)

If, following the Agreement Date and before the Issue Date of the relevant Notes, the Issuer or the Guarantor becomes aware that any of the conditions specified in subclause 3.2, 3.4 and 5.7 will not be satisfied in relation to that issue, the Issuer or the Guarantor, as the case may be, shall forthwith notify the relevant Dealer to this effect giving full details thereof. In such circumstances, the relevant Dealer shall be entitled (but not bound) by notice to the Issuer and the Guarantor to be released and discharged from its obligations under the agreement reached under clause 2.

(c)

Without prejudice to the generality of this subclause 5.1, the Issuer and the Guarantor shall from time to time promptly furnish to each Dealer any information relating to the Issuer and the Guarantor which the Dealer may reasonably request.

5.2	Updating of Base Listing Particulars
(a)

On or before each anniversary of the date of this Agreement, the Issuer and the Guarantor shall update or amend the Base Listing Particulars (following consultation with the Arranger who will consult with the Dealers) by the publication of new Base Listing Particulars, in each case in a form approved by the Dealers.

(b)

Subject as set out in the proviso below, in the event of (i) a significant new factor, material mistake or inaccuracy relating to the information included in the Base Listing Particulars which is capable of affecting the assessment of the Notes arising or being noted, (ii) a change in the condition of the Issuer and/or the Guarantor which is material in the context of the Programme or the issue of any Notes or (iii) the Base Listing Particulars otherwise coming to contain an untrue statement of a material fact or omitting to state a material fact necessary to make the statements contained therein not misleading or if it is necessary at any time to amend the Base Listing Particulars to comply with, or reflect changes in, the laws or regulations of the United States or any other relevant jurisdiction, the Issuer and the Guarantor shall update or amend the Base Listing Particulars (following consultation with the Dealers and the relevant Dealer (if any)) by the publication in accordance with the Prospectus Directive of a supplement to it or new Base Listing Particulars, in each case in a form approved by the Dealers other than where a supplement has been prepared in accordance with subclause (c) below provided that the Issuer and the Guarantor undertakes that in the period from and including an Agreement Date to and including the related Issue Date of the new Notes, it will only prepare and publish a supplement to, or replacement of, the Base Listing Particulars if it is required, or has reasonable grounds to believe that it is required, to do so in order to comply with the Listing Rules and, in such circumstances, only to the extent that the Listing Rules applies to such new Notes, such supplement to, or replacement of, the Base Listing Particulars shall, solely as between the Issuer and the Guarantor and the relevant Dealer and solely for the purposes of such Listing Rules and clause 3.2(a), be deemed to have been prepared and published so as to comply with the requirements of the Listing Rules.

(c)

On each occasion on which the Issuer or the Guarantor publishes annual or interim consolidated financial statements the Issuer or the Guarantor, as the case may be, will prepare and publish in accordance with the Prospectus Directive a supplement to the Base Listing Particulars either setting out those financial statements or incorporating them by reference in the Base Listing Particulars.

14

(d)

If the terms of the Programme are modified or amended in a manner which would make the Base Listing Particulars inaccurate or misleading, new Base Listing Particulars will be prepared and published in accordance with the Prospectus Directive by the Issuer and the Guarantor in a form approved by the Dealers.

(e)

Upon any supplement or replacement Base Listing Particulars being prepared and published as provided above the Issuer and the Guarantor shall promptly without cost to the Dealers supply to each Dealer such number of copies of such supplement or replacement Base Listing Particulars as each Dealer may reasonably request.  Until a Dealer receives such supplement or replacement Base Listing Particulars, as the case may be, the definition of Base Listing Particulars in subclause 1.1 shall, in relation to such Dealer, mean the Base Listing Particulars prior to the publication of such supplement or replacement Base Listing Particulars, as the case may be.

5.3	Listing
(a)	The Issuer confirms that it has made or caused to be made an application for the Programme to be listed on the Market.
(b)

If, in relation to any issue of Notes, it is agreed between the Issuer and the relevant Dealer or the Lead Manager, as the case may be, to list the Notes on a Stock Exchange, the Issuer undertakes to use its reasonable endeavours to obtain and maintain the listing of the Notes on that Stock Exchange.  If any Notes cease to be listed on the relevant Stock Exchange, the Issuer shall use its reasonable endeavours promptly to list the Notes on a stock exchange to be selected by the Issuer and promptly notified to the relevant Dealer or, as the case may be, the Lead Manager. For the avoidance of doubt, where the Issuer has obtained the listing of Notes on a regulated market in the European Economic Area, the undertaking extends to maintaining that listing or, if this is not possible, to obtaining listing of the relevant Notes on another European Economic Area regulated market.

(c)

Each of the Issuer and the Guarantor shall comply with the rules of each relevant Stock Exchange (or any other relevant authority or authorities) and shall otherwise comply with any undertakings given by it from time to time to the relevant Stock Exchange (or any other relevant authority or authorities) in connection with the listing of any Notes on that Stock Exchange and, without prejudice to the generality of the foregoing, shall furnish or procure to be furnished to the relevant Stock Exchange (or any other relevant authority or authorities) all the information which the relevant Stock Exchange (or any other relevant authority or authorities) may require in connection with the listing on that Stock Exchange of any Notes.

5.4	The Agreements

Each of the Issuer and the Guarantor undertakes that it will not:

(a)

except with the consent of the Dealers, terminate any of the Agreements to which it is a party or effect or permit to become effective any amendment to any such Agreement which, in the case of an amendment, would or might adversely affect the interests of any Dealer or of any holder of Notes issued before the date of the amendment; or

(b)	except with the consent of the Dealers, appoint a different Fiscal Agent or Registrar under the Agency Agreement,

and the Issuer and the Guarantor will promptly notify each of the Dealers of any termination of, or amendment to, any of the Agreements to which it is a party and of any change in the Fiscal Agent or Registrar under the Agency Agreement.

15

5.5	Lawful compliance

Each of the Issuer and the Guarantor will at all times ensure that all necessary action is taken and all necessary conditions are fulfilled (including, without limitation, obtaining and, where relevant, maintaining in full force and effect all necessary permissions, consents or approvals of all relevant governmental authorities) so that it may lawfully comply with its obligations under all Notes and the Agreements to which it is a party and, further, so that it may comply with any applicable laws, regulations and guidance from time to time promulgated by any governmental and regulatory authorities relevant in the context of the Agreements and the issue of any Notes.

5.6	Authorised representative

The Issuer will notify the Dealers immediately in writing if any of the persons named in the list referred to in paragraph 3 of Part 1 of the Initial Documentation List ceases to be authorised to take action on its behalf or if any additional person becomes so authorised together, in the case of an additional authorised person, with evidence satisfactory to the Dealers that such person has been so authorised.

5.7	Auditors' comfort letters

The Issuer will:

(a)	at the time of the preparation of the initial Base Listing Particulars;
(b)	on each occasion when the Base Listing Particulars is updated or amended pursuant to subclause 5.2(a);
(c)

if so requested by the Arranger on behalf of the Dealers or the relevant Dealer or Lead Manager on each occasion when the Base Listing Particulars is revised, supplemented or amended (insofar as the revision, supplement, update or amendment concerns or contains financial information about the Issuer); and

(d)	whenever requested to do so by a Dealer (on the basis of reasonable grounds),

deliver, at the expense of the Issuer (failing which the Guarantor), to the Dealers a comfort letter or comfort letters from independent auditors of the Issuer in such form and with such content as the Dealers may reasonably request provided that no letter or letters will be delivered under subclause (c) above if the only revision, supplement or amendment concerned is the publication or issue of any interim or annual financial statements of the Issuer.

If at or prior to the time of any agreement to issue and purchase Notes under clause 2, a request is made under subclause (d) above with respect to the Notes to be issued, the receipt of the relevant comfort letter or letters in a form satisfactory to the relevant Dealer shall be a further condition precedent to the issue of those Notes to that Dealer.

5.8	No other issues

During the period commencing on an Agreement Date and ending on the Issue Date with respect to any Notes which are to be listed, the Issuer will not, without the prior consent of the relevant Dealer or, as the case may be, the Lead Manager, issue or agree to issue any other listed notes, bonds or other debt securities of whatsoever nature (other than Notes to be issued to the same Dealer) where the notes, bonds or other debt securities would have the same maturity and currency as the Notes to be issued on the relevant Issue Date.

16

5.9	Information on Noteholders' meetings

Each of the Issuer and the Guarantor will, at the same time as it is despatched, furnish the Dealers with a copy of every notice of a meeting of the holders of the Notes (or any of them) which is despatched at the instigation of the Issuer or the Guarantor and will notify the Dealers immediately upon its becoming aware that a meeting of the holders of the Notes (or any of them) has otherwise been convened.

5.10	Ratings

Each of the Issuer and the Guarantor undertakes promptly to notify the Dealers of any change in the ratings given by S&P of the Issuer or the Guarantor and/or its or their respective debt and/or the Programme or upon it becoming aware that any such ratings are listed on "Creditwatch" or other similar publication of formal review by the relevant rating agency.

5.11	Commercial Paper

In respect of any Tranche of Notes which has a maturity of less than one year from the date of issue, the Issuer will issue such Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of Section 19 of the FSMA):

(a)	the relevant Dealer covenants in the terms set out in subclause 3(a) of Appendix 2; and
(b)

the redemption value of each Note is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than sterling), and no part of any Note may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount).

5.12	Sanctions

Each of the Issuer and the Guarantor undertakes that it will not, directly or indirectly, use the proceeds of the offering and issue of any Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity (a Person):

(a)

to fund or facilitate directly or indirectly any activities or business of or with or involving any Person or in or involving any country or territory that, at the time of such funding or facilitation, is the target of Sanctions; or

(b)	in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
5.13	Use of Proceeds

The Issuer undertakes that it will use the net proceeds received by it from the issue of any Notes in the manner specified in the Base Listing Particulars.

5.14	Announcements

Each of the Issuer and the Guarantor undertakes that it will not, between the Agreement Date and the Issue Date of the relevant Notes (both dates inclusive), without the prior approval of the relevant Dealer or the Lead Manager on behalf of the Managers (where more than one Dealer has agreed to purchase a particular Tranche of Notes), make any announcement which could have a material adverse effect on the marketability of the Notes, provided that, the undertaking in this subclause 5.13

17

does not apply to the extent that neither of them is required by any applicable laws, rules or regulations (including without limitation, pursuant to the Listing Rules).

6.	Indemnity
6.1

Without prejudice to the other rights or remedies of the Dealers, each of the Issuer and the Guarantor jointly and severally undertakes to each Dealer that if that Dealer or any Relevant Party relating to that Dealer incurs any liability, damages, cost, loss or expense (including, without limitation, properly incurred legal fees, costs and expenses) (a Loss) arising out of, in connection with, or based on:

(a)	any failure by the Issuer to issue on the agreed Issue Date any Notes which a Dealer has agreed to purchase; or
(b)	any actual or alleged breach of the representations, warranties and undertakings contained in, or made or deemed to be made by the Issuer and/or the Guarantor under, this Agreement; or
(c)	any untrue or misleading (or allegedly untrue or misleading) statement in, or any omission (or alleged omission) from, the Base Listing Particulars; or
(d)	any untrue or misleading (or allegedly untrue or misleading) statement in any additional written information provided by the Issuer and/or the Guarantor to the Dealers under clause 7,

the Issuer or, as the case may be, the Guarantor shall pay to that Dealer on demand an amount equal to such Loss.  No Dealer shall have any duty or obligation, whether as fiduciary or trustee for any Relevant Party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this subclause 6.1.

6.2

In case any action shall be brought against any Relevant Party in respect of which recovery may be sought from the Issuer and/or the Guarantor, as the case may be, under this clause 6, the relevant Dealer shall promptly notify the Issuer and/or the Guarantor, as the case may be, in writing but failure to do so will not relieve the Issuer or the Guarantor from any liability under this Agreement.  Subject to subclause 6.3, the Issuer or, as the case may be, the Guarantor may participate at its own expense in the defence of any action.

6.3

If it so elects within a reasonable time after receipt of the notice referred to in subclause 6.2, the Issuer or, as the case may be, the Guarantor may, assume the defence of the action with legal advisers chosen by it and approved by the Relevant Party. Notwithstanding such election, a Relevant Party may employ one separate firm of legal advisers, and the Issuer or the Guarantor shall bear the fees and expenses of such separate firm of legal advisers, if:

(a)	the use of the legal advisers chosen by the Issuer or the Guarantor to represent the Relevant Party would present such legal advisers with a conflict of interest;
(b)

the actual or potential defendants in, or targets of, any such action include both the Relevant Party and the Issuer or the Guarantor and the Relevant Party concludes that there may be legal defences available to it and/or other Relevant Parties which are different from or additional to those available to the Issuer or the Guarantor;

(c)

the Issuer or the Guarantor has not employed legal advisers satisfactory to the Relevant Party to represent the Relevant Party within a reasonable time after notice of the institution of such action; or

18

(d)	the Issuer or the Guarantor authorises the Relevant Parties to employ separate legal advisers at the expense of the Issuer or the Guarantor.

If the Issuer or, as the case may be, the Guarantor assumes the defence of the action, the Issuer or, as the case may be, the Guarantor shall not be liable for any fees and expenses of legal advisers of the Relevant Party incurred thereafter in connection with the action, except as stated above.

6.4

Neither the Issuer nor the Guarantor shall be liable in respect of any settlement of any action effected without its consent, such consent not to be unreasonably withheld or delayed.  Neither the Issuer nor the Guarantor shall, without the prior written consent of the Relevant Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim or action in respect of which recovery may be sought hereunder (whether or not any Relevant Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Relevant Party from all liability arising out of such claim or action and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of each Relevant Party.

7.	Authority to Distribute Documents and Provide Information

Subject to clause 8, each of the Issuer and the Guarantor authorises each of the Dealers on behalf of the Issuer and the Guarantor to provide copies of, and to make oral statements consistent with, the Base Listing Particulars and such additional written information as the Issuer and/or the Guarantor shall provide to the Dealers or approve for the Dealers to use or such other information as is in the public domain to actual and potential purchasers of Notes.

8.	Dealers' Undertakings
8.1	Each Dealer severally agrees to comply with the restrictions and agreements set out in Appendix 2 unless otherwise agreed with the Issuer.
8.2

Without prejudice to the other rights and remedies of the Issuer or the Guarantor, each Dealer severally undertakes with the Issuer and the Guarantor that it will hold the Issuer and the Guarantor (together with each of their respective directors, officers, employees and agents) indemnified against any losses, liabilities, costs, claims, charges or expenses which any of them may incur or which may be made against any of them as a result of any breach by that Dealer of any of its undertakings contained in subclause 8.1 provided that, no Dealer shall be liable to hold any person indemnified under this subclause 8.2 against any losses, liabilities, costs, claims, charges or expenses, arising from the sale of Notes to any person believed in good faith by that Dealer to be a person to whom Notes could legally be sold in compliance with the provisions of Appendix 2.

9.	Fees, Expenses and Stamp Duties
9.1	The Issuer, failing which the Guarantor, undertakes that it will:
(a)

pay to each Dealer all commissions agreed between the Issuer and that Dealer in connection with the sale of any Notes to that Dealer (and any value added tax properly chargeable thereon (to the extent that the Dealer or another member of its group is required to account to any relevant tax authority for that value added tax) or other tax thereon);

(b)	pay (together with any value added tax or other tax thereon):
(i)	the fees and expenses of its legal advisers and auditors;

19

(ii)	the cost of listing and maintaining the listing of any Notes which are to be listed on a Stock Exchange;
(iii)	the cost of obtaining any credit rating for the Notes;
(iv)	the fees and expenses of the Agents, the Registrar and all other agents appointed under the Agency Agreement; and
(v)

all costs and expenses properly incurred in connection with (A) the establishment of the Programme and (B) each future update of the Programme including, but not limited to, the preparation and printing of the Base Listing Particulars all amendments and supplements to it, replacements of it and each update to it and the cost of any publicity agreed by the Issuer or the Guarantor;

(c)

pay the fees and disbursements of the legal advisers appointed to represent the Dealers (including any value added tax or other tax thereon) in connection with the establishment and each update of the Programme;

(d)

pay promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax (including any stamp duty reserve tax) payable in the United Kingdom, the United States, Belgium, Luxembourg and/or Ireland in connection with the entry into, performance, enforcement or admissibility in evidence of any Note, any of the Agreements or any communication pursuant thereto and indemnify each Dealer against any liability with respect to or resulting from any delay in paying or omission to pay any such duty or tax; and

(e)	reimburse each Dealer for its costs and expenses properly incurred in protecting or enforcing any of its rights under this Agreement (including any value added tax or other tax thereon).
9.2

All payments by the Issuer and the Guarantor under this Agreement shall be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imports, duties, fees, assessments or other charges of whatever nature, imposed by the United States or by any department, agency or other political sub-division or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto (Taxes).  If any Taxes are required by law to be deducted or withheld in connection with any such payment, the Issuer or, as the case may be, the Guarantor will increase the amount paid so that the full amount of such payment is received by the payee as if no such deduction or withholding had been made.  In addition, each of the Issuer and the Guarantor agrees to indemnify and hold the Dealers harmless against any Taxes which they are required to pay in respect of any amount paid by the Issuer or, as the case may be, the Guarantor under this Agreement.

10.	Termination of Appointment of Dealers

The Issuer and the Guarantor or (as to itself) a Dealer may terminate the arrangements described in this Agreement by giving not less than 30 days' written notice to the other parties.  The Issuer and the Guarantor may terminate the appointment of a Dealer or Dealers by giving not less than 30 days' written notice to such Dealer or Dealers (with a copy to all the other Dealers and the Fiscal Agent).  Termination shall not affect any rights or obligations (including but not limited to those arising under clauses 6, 8 and/or 9) which have accrued at the time of termination or which accrue thereafter in relation to any act or omission or alleged act or omission which occurred before termination.

20

11.	Appointment of New Dealers
11.1

The Issuer and the Guarantor may at any time appoint one or more New Dealers for the duration of the Programme or, with regard to an issue of a particular Tranche of Notes, one or more New Dealers for the purposes of that Tranche, in either case upon the terms of this Agreement.  Unless an appointment is made in a Subscription Agreement any appointment shall be made by:

(a)	the delivery by the New Dealer to the Issuer of an appropriate Dealer Accession Letter; and
(b)	the delivery by the Issuer to the New Dealer of an appropriate Confirmation Letter.
11.2

Upon receipt of the relevant Confirmation Letter or execution of the relevant Subscription Agreement, as the case may be, each New Dealer shall, subject to the terms of the relevant Dealer Accession Letter or the relevant Subscription Agreement, as the case may be, become a party to this Agreement, vested with all authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer under this Agreement provided that, except in the case of the appointment of a New Dealer for the duration of the Programme, following the Issue Date of the relevant Tranche, the relevant New Dealer shall have no further such authority, rights, powers, duties or obligations except for any which have accrued or been incurred prior to, or in connection with, the issue of the relevant Tranche.

11.3

The Issuer shall promptly notify the other Dealers and the Fiscal Agent of any appointment of a New Dealer for the duration of the Programme by supplying to them a copy of any Dealer Accession Letter and Confirmation Letter.  Such notice shall be required to be given in the case of an appointment of a New Dealer for a particular Tranche of Notes to the Fiscal Agent only.

12.	Increase in the Aggregate Nominal Amount of the Programme
12.1

From time to time the Issuer and the Guarantor may increase the aggregate nominal amount of the Notes that may be issued under the Programme by delivering to the Dealers (with a copy to the Fiscal Agent) a letter substantially in the form set out in Appendix 4.  Upon the date specified in the notice (which date may not be earlier than seven London business days after the date the notice is given) and subject to satisfaction of the conditions precedent set out in subclause 12.2, all references in the Agreements to a Euro Medium Term Note Programme of a certain nominal amount shall be deemed to be references to a Euro Medium Term Note Programme of the increased nominal amount.

12.2

Notwithstanding subclause 12.1, the right of the Issuer and the Guarantor to increase the aggregate nominal amount of the Programme shall be subject to each Dealer having received and found satisfactory all the documents and confirmations described in Part 2 of the Initial Documentation List (with such changes as may be relevant with reference to the circumstances at the time of the proposed increase as are agreed between the Issuer, the Guarantor and the Dealers), and the satisfaction of any further conditions precedent that any of the Dealers may reasonably require, including, without limitation, the production of a new Base Listing Particulars or a supplement to the Base Listing Particulars by the Issuer and the Guarantor and any further or other documents required by the relevant authority or authorities for the purpose of listing any Notes to be issued under the increased Programme on the relevant Stock Exchange.  The Arranger shall circulate to the Dealers all the documents and confirmations described in Part 2 of the Initial Documentation List and any further conditions precedent so required.  Any Dealer must notify the Arranger and the Issuer within seven London business days of receipt if it considers, in its reasonable opinion, that any of the documents, confirmations and, if applicable, further conditions precedent are unsatisfactory and, in the absence of such notification, each Dealer shall be deemed to consider the documents and confirmations to be satisfactory and any further conditions precedent to be satisfied.

21

13.	Status of the Arranger and Dealers
13.1

Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Base Listing Particulars, any Pricing Supplement, this Agreement or any information provided in connection with the Programme or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any Tranche.

13.2	The Arranger shall have only those duties, obligations and responsibilities expressly specified in this Agreement.
13.3

Each of the Dealers agrees that a determination will be made in relation to each issue about whether, for the purpose of the Product Governance rules under EU Delegated Directive 2017/593 (the MiFID Product Governance Rules), any Dealer subscribing for any Notes is a manufacturer in respect of such Notes, but that, otherwise, neither the Arranger nor the Dealers nor any of their respective affiliates will be a manufacturer for the purpose of the MiFID Product Governance Rules.

14.	No Fiduciary Duties

Each of the Issuer and the Guarantor acknowledges and agrees that each Dealer is acting solely pursuant to a contractual relationship with the Issuer and the Guarantor on an arm’s length basis with respect to the issue, offer and sale of the Notes (including in connection with determining the terms of the issue, offer and sale of the Notes) and not as a financial adviser or a fiduciary to the Issuer or the Guarantor or any other person. Additionally, each of the Issuer and the Guarantor acknowledges that the Dealers are not advising the Issuer, the Guarantor or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Each of the Issuer and the Guarantor shall consult with its own advisers concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Dealers shall have no responsibility or liability to the Issuer or the Guarantor with respect thereto. Each of the Issuer and the Guarantor further acknowledges and agrees that any review by the Dealers of the Issuer, the Guarantor, the issue, offer and sale of the Notes, the terms of the Notes, and other matters relating thereto will be performed solely for the benefit of the Dealers and shall not be on behalf of the Issuer or any other person.

15.	Communications
15.1

All communications shall be by fax, e-mail or letter delivered by hand or (but only where specifically provided in the Procedures Memorandum) by telephone.  Each communication shall be made to the relevant party by using the relevant fax number, e-mail address, address or telephone number and, in the case of a communication by fax, e-mail or letter, marked for the attention of, or (in the case of a communication by telephone) made to, the person or department from time to time specified in writing by that party to the others for the purpose.  To the extent available, the initial telephone number, fax number, e-mail address, address and person or department so specified by each party are set out in the Procedures Memorandum (or, in the case of a New Dealer not originally party hereto but appointed for the duration of the Programme in accordance with clause 11, specified by notice to the Issuer, the Guarantor and the other Dealers at or about the time of its appointment as a Dealer).

15.2

A communication shall be deemed received (if by fax) when an acknowledgement of receipt is received, (if by telephone) when made, (if by e-mail) when sent, subject to no delivery failure notification being received by the sender within 24 hours of the time of sending or (if by letter) when delivered, in each case in the manner required by this clause.  However, if a communication is

22

received after business hours on any business day (in the place of the recipient) or on a day which is not a business day in the place of receipt it shall be deemed to be received and become effective at the opening of business on the next business day in the place of receipt.  Every communication shall be irrevocable save in respect of any manifest error in it.

15.3	Any notice given under or in connection with this Agreement shall be in English. All other documents provided under or in connection with this Agreement shall be:
(a)	in English; or
(b)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.
16.	Benefit of Agreement
16.1	This Agreement shall be binding on and shall inure for the benefit of the Issuer, the Guarantor and each Dealer and their respective successors and permitted assigns.
16.2

A Dealer may only assign or transfer its rights or obligations under this Agreement with the prior written consent of the Issuer and the Guarantor except for an assignment and/or transfer of all of a Dealer's rights and obligations under this Agreement in whatever form the Dealer determines may be appropriate to a partnership, corporation, trust or other organisation in whatever form that may succeed to, or to which the Dealer transfers, all or substantially all of the Dealer's assets and business and that assumes the obligations by contract, operation of law or otherwise.  Upon any transfer and assumption of obligations the Dealer shall be relieved of and fully discharged from all obligations under this Agreement, whether the obligations arose before or after the transfer and assumption.

17.	Currency Indemnity

If, under any applicable law and whether pursuant to a judgment being made or registered against the Issuer or the Guarantor or in the liquidation, insolvency or analogous process of the Issuer or the Guarantor or for any other reason, any payment under or in connection with this Agreement is made or falls to be satisfied in a currency (the other currency) other than that in which the relevant payment is expressed to be due (the required currency) under this Agreement, then, to the extent that the payment (when converted into the required currency at the rate of exchange on the date of payment or, if it is not practicable for the relevant Dealer to purchase the required currency with the other currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so or, in the case of a liquidation, insolvency or analogous process, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency or analogous process) actually received by the relevant Dealer falls short of the amount due under the terms of this Agreement, the Issuer and the Guarantor jointly and severally undertakes that they shall, as a separate and independent obligation, indemnify and hold harmless the Dealer against the amount of such shortfall.  For the purpose of this clause rate of exchange means the rate at which the relevant Dealer is able on the London foreign exchange market on the relevant date to purchase the required currency with the other currency and shall take into account any premium and other reasonable costs of exchange.

18.	Calculation Agent
18.1

In the case of any Series of Notes which require the appointment of a Calculation Agent, the relevant Dealer or, as the case may be, the Lead Manager may request the Issuer to appoint that Dealer or the relevant Lead Manager, or a person nominated by such Dealer or the relevant Lead Manager (a Nominee), as Calculation Agent.

23

18.2

Should a request be made to the Issuer for the appointment of that Dealer or the relevant Lead Manager as the Calculation Agent, the appointment shall be automatic upon the issue of the relevant Series of Notes and shall, except as agreed, be on the terms set out in the Calculation Agency Agreement set out in Schedule 1 to the Agency Agreement, and no further action shall be required to effect the appointment of the relevant Dealer or the relevant Lead Manager as Calculation Agent in relation to that Series of Notes, and the Schedule to the Calculation Agency Agreement shall be deemed to be duly annotated to include that Series.  The name of the Dealer or relevant Lead Manager so appointed will be entered in the applicable Pricing Supplement.

18.3

Should a request be made to the Issuer for the appointment of a Nominee as the Calculation Agent, the Nominee shall agree with the Issuer in writing to its appointment as Calculation Agent on the terms set out in the Calculation Agency Agreement set out in Schedule 1 to the Agency Agreement and no further action shall be required to effect the appointment of the Nominee as Calculation Agent in relation to that Series of Notes, and the Schedule to the Calculation Agency Agreement shall be deemed to be duly annotated to include that Series.  The name of the Nominee so appointed will be entered in the applicable Pricing Supplement.

19.	Stabilisation

In connection with the distribution of any Notes, any Dealer designated as a Stabilisation Manager in the applicable Pricing Supplement may over-allot or effect transactions which support the market price of the Notes at a level higher than that which might otherwise prevail, but in doing so such Dealer shall act as principal and not as agent of the Issuer or the Guarantor.  Any stabilisation will be conducted in accordance with all applicable regulations.  Any loss resulting from over-allotment and stabilisation shall be borne, and any net profit arising therefrom shall be retained, as against the Issuer, by any Stabilisation Manager for its own account.

20.	Recognition of the U.S. Special Resolution Regimes
20.1

In the event that any Dealer that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Dealer of this Agreement and any agreement for the issue and purchase of Notes as referred to in clause 2, and any interest and obligation in or under this Agreement and any agreement for the issue and purchase of Notes as referred to in clause 2, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and any agreement for the issue and purchase of Notes as referred to in clause 2, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

20.2

In the event that any Dealer that is a Covered Entity or a Covered Affiliate of such Dealer becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights under this Agreement and any agreement for the issue and purchase of Notes as referred to in clause 2 that may be exercised against such Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and any agreement for the issue and purchase of Notes as referred to in clause 2 were governed by the laws of the United States or a state of the United States.

21.	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

24

22.	Governing Law and Submission to Jurisdiction
22.1	Governing Law

This Agreement and every agreement for the issue and purchase of Notes as referred to in clause 2 and any non-contractual obligations arising out of or in connection with such agreements are governed by, and shall be construed in accordance with, English law.

22.2	Jurisdiction
(a)

Subject to subclause (c) below, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and every agreement for the issue and purchase of Notes as referred to in clause 2, including any dispute as to their existence, validity, interpretation, performance, breach or termination or the consequences of their nullity and any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement and every agreement for the issue and purchase of Notes as referred to in clause 2 (a Dispute) and each party submits to the exclusive jurisdiction of the English courts.

(b)

For the purpose of this subclause 22.2, the Issuer and the Guarantor each waives any objection to the courts of England on the grounds that they are an inconvenient or inappropriate forum to settle any Dispute.

(c)

To the extent allowed by law, the Dealers may, in respect of any Dispute or Disputes, take (i) proceedings in any other court with jurisdiction; and (ii) concurrent proceedings in any number of jurisdictions.

22.3	Service of process

The Issuer and the Guarantor each irrevocably appoints Airbags International Limited at Viking Way, Congleton, Cheshire CW12 1TT as its agent under this Agreement for service of process in any proceedings before the English courts in relation to any Dispute and agrees that, in the event of Airbags International Limited being unable or unwilling for any reason so to act, it will immediately appoint another person as its agent for service of process in England in respect of any Dispute on terms acceptable to the Dealers, failing which the Dealers may appoint another process agent for this purpose.  The Issuer and the Guarantor each agrees that failure by a process agent to notify it of any process will not invalidate service.  Nothing in this clause shall affect the right to serve process in any other manner permitted by law.

22.4	Waiver of trial by jury

Without prejudice to subclause 22.2, the Issuer and the Guarantor each waives any right it may have to a jury trial of any claim or cause of action in connection with this Agreement or any transaction contemplated by this Agreement. This Agreement may be filed as a written consent to a bench trial.

23.	General
23.1	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
23.2

If any provision in or obligation under this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair (i) the validity, legality or enforceability under the law of that jurisdiction of any other provision in or obligation under this Agreement, and (ii) the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision in or obligation under this Agreement.

25

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

26

Appendix 1

Initial Documentation List

Part 1

1.	A certified copy of the constitutional documents of the Issuer and the Guarantor.
2.	A certified copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of the Issuer and the Guarantor:
(a)	to approve its entry into the Agreements to which it is a party, the creation of the Programme and the issue of Notes;
(b)	to authorise appropriate persons to execute each of the Agreements to which it is a party and any Notes and to take any other action in connection therewith; and
(c)	to authorise appropriate persons to enter into agreements with any Dealer on behalf of the Issuer to issue Notes in accordance with clause 2 of this Agreement.
3.	A certified list of the names, titles and specimen signatures of the persons authorised on behalf of the Issuer and the Guarantor in accordance with paragraph 2(c).
4.

Confirmation that one or more master Global Notes (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of the Issuer as specified in paragraph 2(b) above, have been delivered to the Fiscal Agent and the Registrar, as appropriate.

5.	Legal opinions addressed to each of the Dealers dated on or after the date of this Agreement, in such form and with such content as the Dealers may reasonably require, from:
(a)	Hogan Lovells US LLP, legal advisers to the Issuer and the Guarantor as to the laws of the United States;
(b)	Ice Millar LLP, legal advisers to the Guarantor as to the laws of the State of Indiana; and
(c)	Allen & Overy LLP, legal advisers to the Dealers as to English law.
6.

A conformed copy of each Agreement and confirmation that executed copies of each Agreement have been delivered, in the case of the Agency Agreement, to the Fiscal Agent (for itself and the other agents party thereto), in the case of the Deed of Covenant, to a common depositary for Euroclear and Clearstream, Luxembourg and, in the case of the Guarantee, to the Fiscal Agent.

7.

Confirmation of the execution and delivery by the Issuer of the Programme effectuation authorisation to each of Euroclear and Clearstream, Luxembourg (the ICSDs) and the execution and delivery of an Issuer-ICSD Agreement by the parties thereto.

8.	Confirmation that the Base Listing Particulars has been approved by Euronext Dublin.
9.	Comfort letter from Ernst & Young AB as independent auditors of the Issuer in such form and with such content as the Dealers may reasonably request.
10.	A certificate signed by the chief financial officer of the Issuer in such form and with such content as the Dealers may reasonably request.

27

11.	Confirmation that the Programme has been rated A- by S&P.
12.	Letter from Airbags International Limited confirming its acceptance as agent for service of process of the Issuer and the Guarantor.

28

Part 2

1.	A certified copy of the constitutional documents of the Issuer and the Guarantor or confirmation that they have not been changed since they were last submitted to the Dealers.
2.

A certified copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of the Issuer and the Guarantor to approve the increase in the amount of the Programme.

3.	Certified copies of any other governmental or other consents, authorisations and approvals required for the increase.
4.

Confirmation that one or more master Global Notes (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of the Issuer as specified in paragraph 2(b) of Part 1 of the Initial Documentation List, have been delivered to the Fiscal Agent and the Registrar, as appropriate.

5.	Legal opinions addressed to each of the Dealers dated on or after the date of this Agreement, in such form and with such content as the Dealers may reasonably require, from:
(a)	Hogan Lovells, legal advisers to the Issuer and the Guarantor as to the laws of the United States;
(b)	Ice Millar LLP, legal advisers to the Guarantor as to the laws of the State of Indiana; and
(c)	Allen & Overy LLP, legal advisers to the Dealers as to English law.
6.

Confirmation that (i) the Base Listing Particulars have been approved as a base prospectus by Euronext Dublin or (ii) the supplement has been approved by Euronext Dublin and, in each case, has been published in accordance with the Prospectus Directive.

7.	Comfort letter from Ernst & Young AB as independent auditors of the Issuer in such form and with such content as the Dealers may reasonably request.
8.	Confirmation from S&P that there has been no change in the rating assigned by them to the Programme as a result of the increase.

29

Appendix 2

Selling Restrictions

1.	United States
1.1

The Notes have not been and will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction of the United States, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from or not subject to, the registration requirements of the Securities Act.  Each Dealer represents and agrees that it has not offered, sold and delivered any Notes, and will not offer, sell and deliver any Notes (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of all Notes of the Tranche of which such Notes are a part, as determined and certified as provided below, within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S of the Securities Act.  Each Dealer who has purchased Notes of a Tranche hereunder (or in the case of a sale of a Tranche of Notes issued to or through more than one Dealer, each of such Dealers as to the Notes of such Tranche purchased by or through it or, in the case of a syndicated issue, the relevant Lead Manager) shall determine and certify to the Fiscal Agent the completion of the distribution of the Notes of such Tranche.  On the basis of such notification or notifications, the Fiscal Agent has agreed to notify such Dealer/Lead Manager of the end of the distribution compliance period with respect to such Tranche.  Each Dealer also agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:

"The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the Securities Act), or the securities laws of any state or other jurisdiction of the United States, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of the Securities as determined and certified by the relevant Dealer, in the case of a non-syndicated issue, or the relevant Lead Manager, in the case of a syndicated issue, and except in either case in accordance with Regulation S under the Securities Act.  Terms used above have the meanings given to them by Regulation S."

Terms used in this paragraph 1.1 have the meanings given to them by Regulation S.

1.2

Each Dealer further represents and agrees that it, its affiliates or any persons acting on its or their behalf have not engaged and will not engage in any directed selling efforts with respect to any Note, and it and they have complied and will comply with the offering restrictions requirement of Regulation S.

1.3

Each issue of Index Linked Notes or Dual Currency Notes shall be subject to such additional U.S. selling restrictions as the Issuer and the relevant Dealer may agree as a term of the issue and purchase of such Notes, which additional selling restrictions shall be set out in the applicable Pricing Supplement.  The relevant Dealer agrees that it shall offer, sell and deliver such Notes only in compliance with such additional U.S. selling restrictions.

2.	Prohibition of Sales to EEA Retail Investors

Unless the Pricing Supplement in respect of any Notes specifies "Prohibition of Sales to EEA Retail Investors" as "Not Applicable", each Dealer represents and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are

30

the subject of the offering contemplated by the Base Listing Particulars as completed by the Pricing Supplement in relation thereto to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression retail investor means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or
(ii)

a customer within the meaning of Directive 2002/92/EC (as amended or superseded, the Insurance Mediation Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

3.	United Kingdom

Each Dealer represents and agrees that:

(a)

in relation to any Notes which have a maturity of less than one year (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Notes other than to persons:

(A)	whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses; or
(B)

who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

(b)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.
4.	Kingdom of Sweden

Each Dealer understands that the Base Listing Particulars is not a prospectus and has not been prepared in accordance with the prospectus requirements provided for in the Swedish Financial Instruments Trading Act (lag (1991:980) om handel med finansiella instrument), European Prospectus Regulation ((EU) 2017/1129) nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority (Finansinspektionen) nor any other Swedish public body has examined, approved or registered the Base Listing Particulars or will examine, approve or register the Base Listing Particulars.

Each Dealer represents and agrees that it will not, directly or indirectly, offer for subscription or purchase or issue invitations to subscribe for or buy or sell any Notes or distribute any draft or definite document in relation to any such offer, invitation or sale in the Kingdom of Sweden except in circumstances that will not result in a requirement to prepare a prospectus pursuant to the provisions of the Swedish Financial Instruments Trading Act, European Prospectus Regulation ((EU) 2017/1129) nor any other Swedish enactment.

31

5.	General

Each Dealer agrees that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes the Base Listing Particulars and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and none of the Issuer, the Guarantor and any other Dealer shall have any responsibility therefor.

None of the Issuer, the Guarantor and any of the Dealers represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating any such sale.

With regard to each Tranche, the relevant Dealer will be required to comply with any additional restrictions agreed between the Issuer and the relevant Dealer and set out in the Subscription Agreement, Dealer Accession Letter or dealer confirmation (as contemplated by Annex 2 of the Procedures Memorandum), as relevant, or in the applicable Pricing Supplement.

32

Appendix 3

Forms of Dealer Accession Letters and Confirmation Letters

Part 1

Form of Dealer Accession Letter – Programme

[Date]

To:Autoliv, Inc.

(the Issuer)

Dear Sir or Madam,

AUTOLIV, INC.

Euro Medium Term Note Programme

We refer to the Programme Agreement dated 11 April 2019 entered into in respect of the above Euro Medium Term Note Programme and made between the Issuer, Autoliv ASP, Inc., (the Guarantor) and the Dealers party to it (which agreement, as amended, supplemented or restated from time to time, is referred to as the Programme Agreement).

We confirm that we are in receipt of the following documents:

(a)	a copy of the Programme Agreement; and
(b)	a copy of current versions of all other documents delivered under Appendix 1 to the Programme Agreement as we have requested,

and have found them to our satisfaction.i

For the purposes of the Programme Agreement our notice details are as follows:

[insert name, address, telephone, facsimile[, email address] and attention].

In consideration of the appointment by the Issuer and the Guarantor of us as a Dealer under the Programme Agreement we undertake, for the benefit of the Issuer, the Guarantor and each of the other Dealers, that we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

[Consider whether it is appropriate for the carve-out for the EU Blocking Regulation to apply to any new dealer and adapt as necessary.]

This letter and any non-contractual obligations arising out of or in connection with this letter are governed by, and shall be construed in accordance with, English law.

Yours faithfully,

[Name of New Dealer]

By:

[i]	It is important to ensure that each original legal opinion and comfort letter permits it to be delivered to, and relied upon by, New Dealers, otherwise a side letter to this effect should be provided.

33

cc:HSBC Bank plc as Fiscal Agent

The other Dealers

34

Part 2

Form of Confirmation Letter – Programme

[Date]

To:[Name and address of New Dealer]

Dear Sir or Madam,

AUTOLIV, INC.

Euro Medium Term Note Programme

We refer to the Programme Agreement dated 11 April 2019 (which agreement, as amended, supplemented or restated from time to time, is referred to as the Programme Agreement) entered into in respect of the above Euro Medium Term Note Programme and acknowledge receipt of your Dealer Accession Letter to us dated [specify].

We confirm that, with effect from today's date, you shall become a Dealer under the Programme Agreement in accordance with subclause 11.2 of the Programme Agreement.

Yours faithfully,

Autoliv, Inc.

By:

cc:HSBC Bank plc as Fiscal Agent

The other Dealers

Part 1

35

Part 3

Form of Dealer Accession Letter – Note Issue

[Date]

To:Autoliv, Inc.

(the Issuer)

Dear Sir or Madam,

AUTOLIV, INC.

[Description of issue]

(the Notes)

to be issued under the Euro Medium Term Note Programme

We refer to the Programme Agreement dated 11 April 2019 and made between the Issuer Autoliv ASP, Inc., (the Guarantor) and the Dealers party to it (which agreement, as amended, supplemented or restated from time to time, is referred to as the Programme Agreement).

We confirm that we are in receipt of the following documents:

(a)	a copy of the Programme Agreement; and
(b)	a copy of current versions of all other documents delivered under Appendix 1 of the Programme Agreement as we have requested,

and have found them to our satisfaction.ii

For the purposes of the Programme Agreement our notice details are as follows:

[insert name, address, telephone, facsimile[, e-mail address] and attention].

In consideration of the appointment by the Issuer and the Guarantor of us as a Dealer under the Programme Agreement in respect of the issue of the Notes we undertake, for the benefit of the Issuer, the Guarantor and each of the other Dealers, that, in relation to the issue of the Notes, we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

[Consider whether it is appropriate for the carve-out for the EU Blocking Regulation to apply to any new dealer and include as necessary.]

[In connection with the Notes, we represent and agree that [Include any additional selling restrictions].]

This letter and any non-contractual obligations arising out of or in connection with this letter are governed by, and shall be construed in accordance with, English law.

Yours faithfully,

[Name of New Dealer]

ii	It is important to ensure that each original legal opinion and comfort letter permits it to be delivered to, and relied upon by, New Dealers, otherwise a side letter to this effect should be provided.

36

By:

cc:HSBC Bank plc as Fiscal Agent

Part 1

37

Part 4

Form of Confirmation Letter – Note Issue

[Date]

To:[Name and address of New Dealer]

Dear Sir or Madam,

AUTOLIV, INC.

[Description of issue]

(the Notes)

to be issued under the Euro Medium Term Note Programme

We refer to the Programme Agreement dated 11 April 2019 (which agreement, as amended, supplemented or restated from time to time, is referred to as the Programme Agreement) and acknowledge receipt of your Dealer Accession Letter to us dated [specify].

We confirm that, with effect from today's date, in respect of the issue of the Notes, you shall become a Dealer under the Programme Agreement in accordance with subclause 11.2 of the Programme Agreement.

Yours faithfully,

Autoliv, Inc.

By:

cc:HSBC Bank plc as Fiscal Agent

38

Appendix 4

Letter Regarding Increase in the Nominal Amount of the Programme

[Date]

To:The Dealers

(as defined in the

Programme Agreement

dated 11 April 2019,

as amended, supplemented or restated from

time to time (the Programme Agreement))

Dear Sir or Madam,

AUTOLIV, INC.

Euro Medium Term Note Programme

We require, pursuant to subclause 12.1 of the Programme Agreement, that the aggregate nominal amount of the Programme be increased to [EUR] [specify] from [specify date which is no earlier than seven London business days after the date the notice is given] whereupon (but subject as provided in the next paragraph) all references in the Agreements will be deemed amended accordingly.

We understand that this increase is subject to the satisfaction of the condition set out in subclause 12.2 of the Programme Agreement, namely that each Dealer shall have received and found satisfactory all the documents and confirmations described in the Part 2 of the Initial Documentation List (with such changes as may be relevant, with reference to the circumstances at the time of the proposed increase, as are agreed between the Issuer and the Dealers) and the delivery of any further conditions precedent that any of the Dealers may reasonably require.

You must notify the Arranger and ourselves within seven London business days of receipt by you of those documents and confirmations and, if applicable, further conditions precedent if you consider (in your reasonable opinion) that any of them are unsatisfactory and, in the absence of such notification, you will be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

Terms used in this letter have the meanings given to them in the Programme Agreement.

Yours faithfully,

Autoliv, Inc.

By:

cc:HSBC Bank plc as Fiscal Agent

39

Appendix 5

Form of Subscription Agreement

AUTOLIV, INC.

[DESCRIPTION OF ISSUE]

[DATE]

To:[Insert legal name(s) of the Joint Lead Managers or the Lead Manager, as the case may be]

(the [Joint Lead Managers/Lead Manager])

[and:[Insert legal names of the Co-Managers]

(the Co-Managers and, together with the [Joint Lead Managers/Lead Manager], the Managers)]

c/o	[Insert name and address of the Lead Manager or, as the case may be, the Joint Lead Manager with primary responsibility for documentation]

Dear Sir or Madam,

Autoliv, Inc. (the Issuer) proposes to issue [DESCRIPTION OF ISSUE] (the Notes) under the EUR 3,000,000,000 Euro Medium Term Note Programme established by it.  The Notes will be unconditionally and irrevocably guaranteed by Autoliv ASP, Inc. (the Guarantor).  The terms of the issue shall be as set out in the form of Pricing Supplement attached to this Agreement as Annexe A.

This Agreement is supplemental to the Programme Agreement (the Programme Agreement) dated 11 April 2019 made between the Issuer, the Guarantor and the Dealers party thereto.  All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue:

1.

[This Agreement appoints each [Joint Lead] Manager which is not a party to the Programme Agreement (each a New Dealer) as a New Dealer in accordance with the provisions of clause 11 of the Programme Agreement for the purposes of the issue of the Notes.  Each [Joint Lead] Manager confirms that it is in receipt of the documents referenced below:

(i)	a copy of the Programme Agreement; and
(ii)	a copy of such of the documents delivered under Appendix 1 of the Programme Agreement as it has requested.

For the purposes of the Programme Agreement the details of each New Dealer for service of notices are as followsiii:

[insert names, addresses, telephone, facsimile[, e-mail address] and attention details of each New Dealer or whether the notices will be delivered to the Managers c/o the Manager with primary responsibility for documentation].

In consideration of the Issuer appointing each New Dealer as a Dealer in respect of the Notes under the Programme Agreement, each New Dealer hereby undertakes, for the benefit of the Issuer, the

iii	The notice details that are inserted below may, if appropriate on an issue, also include notice details for various of the other Managers, in addition to each New Dealer.

40

Guarantor and each of the other Dealers, that, in relation to the issue of the Notes, it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement, a copy of which it acknowledges it has received.  The Issuer and the Guarantor each confirms that each New Dealer shall be vested with all authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as a Dealer under the Programme Agreement provided that following the Issue Date of the Notes each New Dealer shall have no further such authority, rights, powers, duties or obligations except for any which have accrued or been incurred prior to, or in connection with, the issue of the Notes.

[Consider including this paragraph where a German resident new dealer is appointed.]  [Without prejudice to the rights of any [Joint Lead] Manager who has also been appointed as a Dealer generally in respect of the Programme, [each of] [specify relevant New Dealer(s)] agrees and confirms that, in relation to the Notes, it is not entitled to the benefit of the representation and warranty contained in subclause [4.1(o)] or subclause [5.12] of the Programme Agreement in so far as it would result in a violation of, or conflict with, Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) or any similar applicable anti-boycott law or regulation.]] [Consider whether it is appropriate for the carve-out for the EU Blocking Regulation to apply to any new dealer and adapt as necessary.]

2.

Subject to the terms and conditions of the Programme Agreement and this Agreement, the Issuer agrees to issue the Notes and the [Joint Lead Managers/Managers] jointly and severally agree to subscribe or procure subscribers for the Notes at a price of [specify] per cent. of the principal amount of the Notes (the Purchase Price), being the issue price of [specify] per cent. less [a selling [commission/concession] of [specify] per cent. of such principal amount][a combined management and underwriting commission of [specify] per cent. of such principal amount].

3.

[Consider including the wording in this paragraph 3 and paragraph 4 below if the ICMA form of Confirmation to Managers has not been circulated.][The [selling [commission/concession]][combined management and underwriting commission] specified in clause [2] above will be distributed [equally amongst the [Joint Lead] Managers.][amongst the [Joint Lead] Managers pro rata to their respective underwriting commitments as set out in the table attached to this Agreement as Annexe B.][as follows:

(i)

[specify] per cent. of the principal amount of the Notes will be distributed [equally amongst the Joint Lead Managers][amongst the Joint Lead Managers pro rata to their respective underwriting commitments as set out in the table attached to this Agreement as Annexe B][to the Lead Manager]; and

(ii)

[specify] per cent. of the principal amount of the Notes will be distributed [equally amongst the Co-Managers.][amongst the Co-Managers pro rata to their respective underwriting commitments as set out in the table attached to this Agreement as Annexe B.]]

4.

[The [Joint Lead] Managers agree as between themselves that they will be bound by, and will comply with, the International Capital Market Association Standard Form English law "Agreement Among Managers Version 1: Fixed-Price Non Equity-Related Issues – with or without Selling Group" (the Agreement Among Managers) with respect to the Notes and further agree that (so far as the context permits) references in the Agreement Among Managers to the "Lead Manager" and the "Joint Bookrunners" shall mean the [Joint Lead Managers or the relevant Joint Lead Manager, as the case may be/Lead Manager], and references to the "Settlement Lead Manager" shall mean [the Lead Manager/specify], in each case with any consequential grammatical changes to the language of the Agreement Among Managers deemed to have been agreed to, and made by, the [Joint Lead] Managers.

41

The [Joint Lead] Managers further agree for the purposes of the Agreement Among Managers that their respective underwriting commitments as between themselves will be as set out in the table attached to this Agreement as Annexe B, which shall constitute the Commitment Notification (as defined in the Agreement Among Managers).]

5.	The settlement procedures set out in Part [ ] of Annex 1 to the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:
(i)

the sum payable on the Issue Date shall represent the Purchase Price[ less any amount payable in respect of the [Joint Lead] Managers' expenses as provided in [the agreement referred to in] clause 6 of this Agreement];

(ii)	Issue Date means [specify] a.m. ([specify] time) on [specify] or such other time and/or date as the Issuer and the [Joint Lead Managers/Lead Manager] [on behalf of the Managers] may agree; and
(iii)

Payment Instruction Date means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for general business in London) prior to the Issue Date.

6.	[Tailor this paragraph as appropriate][The arrangements in relation to expenses have been separately agreed between the Issuer, the Guarantor and the [Joint Lead Managers/Lead Manager].]

[The Issuer and the Guarantor shall pay all costs and expenses [(including the fees and disbursements of [include legal counsel and/or auditors][and [specify])] associated with the Notes, in each case together with any value added tax or other tax thereon.]

[The [Joint Lead Managers/Lead Manager/Managers] shall pay[, equally amongst themselves,/pro rata to their respective underwriting commitments as set out in the table attached to this Agreement as Annexe B/specify] the fees and disbursements of [legal counsel and/or auditors], [in each case] together with any value added tax or other tax thereon.]

7.	The obligation of the [Joint Lead Managers/Managers] to purchase the Notes is conditional upon:
(i)

the conditions set out in subclause 3.2 (other than that set out in subclause 3.2(f)) of the Programme Agreement being satisfied as of the Payment Instruction Date (on the basis that the references therein to relevant Dealer shall be construed as references to the [Joint Lead Managers/Lead Manager]) and without prejudice to the aforesaid, the Base Listing Particulars dated [specify] [, as supplemented by [         ],] containing all material information relating to the assets and liabilities, financial position, and profits and losses and prospects of the Issuer, the Guarantor and the Group and nothing having happened or being expected to happen which would require the Base Listing Particulars[, as so supplemented,] to be [further] supplemented or updated; and

(ii)	the delivery to the [Joint Lead Managers/Lead Manager] [on behalf of the Managers] on the Payment Instruction Date of:
(A)

legal opinions addressed to the [Joint Lead] Managers dated the Payment Instruction Date in such form and with such contents as the [Joint Lead Managers/Lead Manager][, on behalf of the Managers,] may reasonably require from Hogan Lovells US LLP, the legal advisers to the Issuer and the Guarantor as to United States law, Ice Millar LLP, the legal advisers to the Guarantor as to State of Indiana law and from Allen & Overy LLP, the legal advisers to the [Joint Lead] Managers as to English law;

42

(B)

a certificate dated the Payment Instruction Date signed by a duly authorised officer of the Issuer [and a certificate dated the Payment Instruction Date signed by a duly authorised officer of the Guarantor] giving confirmation to the effect stated in subclause (i) of this clause;

(C)

comfort letters dated [the date of this Agreement and] the Payment Instruction Date from the independent auditors of the Issuer, in such form and with such content as the [Joint Lead Managers/Lead Manager][, on behalf of the Managers,] may reasonably request;

(D)	a certificate signed by the chief financial officer of the Issuer in such form and with such contents as the [Joint Lead Managers/Lead Manager][, on behalf of the Managers] may require; and
(E)	such other conditions precedent as the [Joint Lead Managers/Lead Manager][, on behalf of the Managers,] may require.

If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on that date and the parties to this Agreement shall be under no further liability arising out of this Agreement (except for any liability of the Issuer, or failing the Issuer, the Guarantor in relation to expenses as provided in [the agreement referred to in] clause [4/6] and except for any liability arising before or in relation to termination), provided that the [Joint Lead Managers/Lead Manager][, on behalf of the Managers,] may in [its/their] discretion waive any of the aforesaid conditions [(other than the conditions precedent contained in subclause 3.2(c) and (m) of the Programme Agreement)] or any part of them.

8.

The [Joint Lead Managers/Lead Manager][, on behalf of the Managers,] may, by notice to the Issuer and the Guarantor, terminate this Agreement at any time prior to payment of the net purchase money to the Issuer if in the opinion of the [Joint Lead Managers/Lead Manager] there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in [its/their] view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market and, upon notice being given, the parties to this Agreement shall (except for any liability of the Issuer or, failing the Issuer, the Guarantor in relation to expenses as provided [in the agreement referred to] in clause [4/6] of this Agreement and except for any liability arising before or in relation to termination) be released and discharged from their respective obligations under this Agreement.

9.	[For the purposes of the issue of the Notes:
(a)

the following wording shall be deemed to be inserted in the Programme Agreement as a new subclause 4.1(c) and the existing subclause 4.1(c) (and all subsequent subclauses and cross-references thereto) shall be deemed to be re-numbered accordingly:

"that (i) the statements of fact contained in the marketing materials prepared in connection with the Notes including, without limitation, electronic versions thereof (the Marketing Materials) were, at the date of publication of the Marketing Materials, in every material particular true and accurate and not misleading and there are no other facts or matters in relation to the Issuer, the Guarantor, the Group and the Notes the omission of which would in the context of the issue of the Notes make any statement in the Marketing Materials misleading in any material respect, (ii) the statements of intention, opinion, belief or expectation contained in the Marketing Materials, at the date of the Marketing Materials, were honestly and reasonably made or held and (iii) all reasonable enquiries have been made to ascertain such facts and to verify the accuracy of all such statements;"; and

43

(b)

the words "the Marketing Materials and" shall be deemed to be inserted in subclause 6.1(d) of the Programme Agreement immediately before the words "any additional written information provided by the Issuer [and/or the Guarantor] to the Dealers under clause 7".]iv

[Consider whether Clause 14 of the Programme Agreement requires adaptation for the particular issue and set out amendment here, if so.]

[Include any additional selling restrictions.]

[If stabilisation is to be conducted following the safe harbour set out in Article 5 of the Market Abuse Regulation and Delegated Regulation (EU) 2016/1052 consider including the following:][The Issuer and the Guarantor confirm[s] the appointment of [specify] as the central point responsible for adequate public disclosure of information, and handling any request from a competent authority, in accordance with Article 6(5) of Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016 with regard to regulatory technical standards for the conditions applicable to buy-back programmes and stabilisation measures.]

10.	[The paragraph included below and the approach indicated in the associated footnotes may, if appropriate on an issue, be amended to reflect the position of the parties on that issue.]

[Solely for the purposes of the requirements of Article 9(8) of the Product Governance Rules under EU Delegated Directive 2017/593 (the MiFID Product Governance Rules) regarding the mutual responsibilities of manufacturers under the MiFID Product Governance Rules[:]

(a)

[the [Joint] Lead Manager[s]/[identify Manager(s) who is/are deemed to be MiFID manufacturer(s)][v] ([each a][the] Manufacturer [and together the Manufacturers]) [acknowledges to each other Manufacturer that it]vi understands the responsibilities conferred upon it under the MiFID Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the [Pricing Supplement/announcements] in connection with the Notes[; and

(b)

the Managers and the Issuer and the Guarantor note the application of the MiFID Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the Manufacturer[s] and the related information set out in the [Pricing Supplement/announcements] in connection with the Notes]vii].

11.

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

12.	Clause 22 and 23 of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.
13.	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

iv	Only applicable where a roadshow (held physically and/or electronically) was used in connection with the offering of the Notes.
[v]

Complete with the names of all MiFID entities deemed to be manufacturers in relation to the Notes. This should be considered on a case by case basis and will vary depending on the facts of the relevant offering/which MiFID entities are collaborating with the Issuer in the creation, development, issue and/or design of the Notes which (as described in the ESMA Technical Advice of 19 December 2014) includes entities “advising corporate issuers on the launch of the new securities”. In some cases (for example where the Joint Lead Managers are the entities substantively collaborating with the Issuer), it may be appropriate for the Joint Lead Managers to be considered the co-manufacturers.

vi	Delete if there is only one MiFID manufacturer.
vii	Delete (b) if all parties are MiFID manufacturers.

44

Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For:AUTOLIV, INC.

By:

For:AUTOLIV ASP, INC.

By:

We confirm that this letter correctly sets out the arrangements agreed between us.

For:[NAMES OF [JOINT LEAD] MANAGERS]

By:

45

ANNEXE A TO THE SUBSCRIPTION AGREEMENT

[Form of Pricing Supplement]

46

ANNEXE B TO THE SUBSCRIPTION AGREEMENT

[JOINT LEAD] MANAGERS' UNDERWRITING COMMITMENTS

[Joint Lead] Manager	Underwriting Commitment [Specify currency]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
Total	[ ]].

47

Signatories

The Issuer

AUTOLIV, INC.

By: /s/ CHRISTIAN HANKE

The Guarantor

AUTOLIV ASP, INC.

By:/s/ CHIRSTIAN HANKE

The Arranger

MORGAN STANLEY & CO. INTERNATIONAL PLC

By: /s/ VALENTINO BELGIOIOSO

The Dealers

BANK OF CHINA LIMITED, LONDON BRANCH

CITIGROUP GLOBAL MARKETS LIMITED

DNB BANK ASA

HSBC BANK PLC

ING BANK N.V.

J.P. MORGAN SECURITIES PLC

MIZUHO INTERNATIONAL PLC

MUFG SECURITIES (EUROPE) N.V.

NORDEA BANK ABP

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

SOCIÉTÉ GÉNÉRALE

By:/s/ VALENTINO BELGIOIOSO

(Each by its duly authorised attorney)

48